Exhibit 10.10

SUBJECT TO MAXIM LEGAL REVIEW

CONFIDENTIAL

February 3, 2026

Jack Kaye

Chief Executive Officer

Davion Healthcare PLC

The Cube Building, Monahan Road

Cork, T12 H1XY, Ireland

Dear Mr. Kaye:

We are pleased that Davion Healthcare PLC, an Irish corporation (collectively with its owned or controlled subsidiaries, the “Company”) has decided to retain Maxim Group LLC (“Maxim”) to provide non--exclusive general financial advisory and investment banking services to the Company as set forth herein. This letter agreement (“Agreement”) will confirm Maxim’s acceptance of such retention and set forth the terms of our engagement.

1. Retention. The Company hereby retains Maxim as its non-exclusive financial advisor and investment banker to provide general financial advisory and investment banking services, and Maxim accepts such retention on the terms and conditions set forth in this Agreement. In connection with this Agreement, Maxim may provide certain or all of the following services (collectively referred to as the “Advisory Services”):

(a) assist management of the Company and advise the Company with respect to its strategic planning process and business plans including an analysis of markets, positioning, financial models, organizational structure, potential strategic alliances and capital requirements;

(b) advise the Company on matters relating to its capitalization;

(c) advise the Company on matters relating to its listing on a major U.S. exchange;

(d) assist management of the Company with the preparation of the Company’s marketing materials and investor presentations;

(e) work closely with the Company’s management team to develop a set of long and short-term goals with special focus on enhancing corporate and shareholder value. This will include assisting the Company in determining key business actions, including assistance with strategic partnership discussions and review of financing requirements, intended to help enhance shareholder value and exposure to the investment community;

(f) advise the Company on potential financing alternatives, including facilitation and negotiation of any financial or structural aspects of such alternatives; and

(g) provide such other financial advisory and investment banking services upon which the parties may mutually agree.

Members FINRA & SIPC

300 Park Ave. * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

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It is expressly understood and agreed that Maxim shall be required to perform only such tasks as may be necessary or desirable in connection with the rendering of its services hereunder and therefore may not perform all of the tasks enumerated above during the term of this Agreement. Moreover, it is further understood that Maxim need not perform each of the above-referenced tasks in order to receive the fees described in Section 3. It is further understood that Maxim’s tasks may not be limited to those enumerated in this paragraph. Maxim agrees to perform its services in a commercially reasonable manner consistent with customary standards of care for registered broker-dealers and financial advisors in similar engagements.

2. Information. In connection with Maxim’s activities hereunder, the Company will cooperate with Maxim and furnish Maxim upon request with all information regarding the business, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the “Information”) which Maxim deems appropriate and will provide Maxim with access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company represents and warrants to Maxim that all Information made available to Maxim hereunder will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or will be made. The Company further represents and warrants that any projections and other forward-looking information provided by it to Maxim will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company recognizes and confirms that Maxim: (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any assets of the Company. Any advice rendered by Maxim pursuant to this Agreement may not be disclosed publicly without Maxim’s prior written consent. Maxim hereby acknowledges that certain of the Information received by Maxim may be confidential and/or proprietary, including Information with respect to the Company’s technologies, products, business plans, marketing, and other Information which must be maintained by Maxim as confidential. Maxim agrees that it will not disclose such confidential and/or proprietary Information to any other companies in the industry in which the Company is involved.

3. Compensation. As consideration for Maxim’s services pursuant to this Agreement, Maxim shall be entitled to receive, and the Company agrees to pay Maxim, the following compensation:

(a)	The fees appearing in Exhibit B hereto (the “Fee Schedule”) shall be earned by and paid to Maxim by the Company in connection with any Financings or Transactions (as such terms are defined hereafter) undertaken by the Company, the further terms of which may be mutually agreed upon under separate advisory, placement agency and/or underwriting agreements.

(b)	The Company will issue to Maxim or its designees 100,000 shares of the Company’s common stock (“Common Stock”) upon the Company’s listing to a major U.S. exchange (Nasdaq, NYSE, NYSEAM). The stock may not be sold are transferred by Maxim for a period of six (6) months following the Company’s listing. Prior to the time at which Maxim may sell such shares under Rule 144 of the Securities and Exchange Commission promulgated under the Securities Act of 1933, as amended (“Rule 144”), the shares of Common Stock will have unlimited piggyback registration rights and the same rights afforded other holders of the Company’s Common Stock.

Upon Maxim’s request, the Company will use its best efforts to promptly deliver an opinion of its counsel to the Company’s transfer agent to remove any restrictive legend from the Common Stock pursuant to Rule 144; however, this requirement does not apply if the Company reasonably believes in good faith that the conditions for removal of the restrictive legend under Rule 144 have not been met.

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(c)	The Company and Maxim acknowledge and agree that, in the course of performing services hereunder, Maxim may communicate with (as the Company’s advisor) or introduce the Company to third parties who may be interested in providing equity, equity-linked or debt financing, or participating in any other capital raising activity of the Company (any such financing, a “Financing”), or in entering into a transaction with the Company, including, without limitation, a merger, acquisition or sale of stock or assets (in which the Company may be the acquiring or the acquired entity), joint venture, strategic alliance or other similar transaction (any such transaction, a “Transaction”). The Company agrees that if during the term of this Agreement or within twelve (12) months from the Termination Date (defined hereinafter), either the Company or any party to whom the Company was introduced, directly or indirectly, by Maxim, or who was contacted by Maxim on behalf of the Company in connection with its services for the Company, proposes a Financing or any Transaction involving the Company, then, if any such Financing or Transaction is consummated, the Company shall pay to Maxim fees in accordance with the Fee Schedule. Such fees shall be payable to Maxim in cash at the closing or closings of the Financing or Transaction to which it relates. Following the Termination Date, upon written request of the Company, Maxim shall provide to the Company a list of parties subject to the tail provisions of this Section 3(c).

4. Expenses. In addition to payment to Maxim of the compensation set forth in Section 3 hereof, the Company shall promptly upon request from time to time reimburse Maxim for all reasonable expenses (including, without limitation, fees and disbursements of counsel and all travel and other out-of-pocket expenses) incurred by Maxim in connection with its engagement hereunder. Maxim will provide the Company an invoice and copies of receipts pursuant to its expenses and such expenses shall not exceed $10,000 without prior authorization of the Company; provided that the foregoing limitation and consent shall not apply to legal fees.

5. Indemnification. The Company agrees to indemnify Maxim in accordance with the indemnification and other provisions attached to this Agreement as Exhibit A (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

6.	[Reserved]

7. Other Activities. The Company acknowledges that Maxim has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is involved. Subject to the confidentiality provisions of Maxim contained in Section 2 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of Maxim or of any member, manager, officer, employee, agent or representative of Maxim, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of Maxim to render services of any kind to any other corporation, firm, individual or association. Maxim may, but shall not be required to, present opportunities to the Company. If Maxim becomes aware of potential or actual material conflicts between Maxim and the Company, Maxim shall disclose such conflict to the Company in good faith.

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8. Term and Termination; Survival of Provisions. Either Maxim or the Company may terminate this Agreement at any time with thirty (30) days’ prior written notice to the other party after the ninety (90) day anniversary of this Agreement (the effective date of such termination, the “Termination Date”). The Agreement may be earlier terminated by the Company only for Cause (defined hereinafter). In the event of such termination, the Company shall pay and deliver to Maxim: (i) all compensation earned through the Termination Date pursuant to any provision of Section 3 hereof, (ii) all compensation which may be earned by Maxim after the Termination Date pursuant to Section 3 hereof, and (iii) shall reimburse Maxim for all expenses incurred by Maxim in connection with its services hereunder pursuant to Section 4 hereof. All such fees and reimbursements due to Maxim pursuant to the immediately preceding sentence shall be paid to Maxim on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of a Financing or Transaction or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 3 hereof). In the event, however in the course of due diligence performed by Maxim, Maxim deems it necessary to terminate the engagement, Maxim may do so at any time upon immediate written notice. If the Company terminates the Agreement for Cause (as hereinafter defined), upon thirty (30) days’ notice and effective within five months of the execution of this Agreement, Maxim shall return the pro rata amount of the Common Stock described in Section 3(b) above based on the amount of time remaining in such five month period. Pursuant to this Agreement, “Cause” shall mean gross negligence, willful misconduct or an uncured material breach of this Agreement by Maxim of which the Company has provided Maxim with at least twenty (20) days’ written notice and opportunity to cure. Notwithstanding anything expressed or implied herein to the contrary: (i) any other agreement entered into between Maxim and the Company may only be terminated in accordance with the terms thereof, notwithstanding an actual or purported termination of this Agreement, and (ii) the terms and provisions of Sections 3, 4, 5 (including, but not limited to, the Indemnification Provisions attached to this Agreement and incorporated herein by reference), 6, 8, 9, 10, 11, 13, 15 and 17 shall survive the termination of this Agreement.

9. Notices. All notices will be in writing and will be effective when delivered in person or sent via U.S. Mail or private carrier or via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company:	Davion Healthcare PLC
The Cube Building, Monahan Road
Cork, T12 H1XY, Ireland
Attention: Jack Kaye

To Maxim:	James Siegel, Esq.
Maxim Group LLC
300 Park Avenue
New York, NY 10022
Telephone: (212) 895-3508
Facsimile: (212) 895-3888

Mr. Clifford Teller
Maxim Group LLC
300 Park Avenue
New York, NY 10022

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10. Arbitration; Choice of Law; Seat of Arbitration. This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be determined by final and binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The decision and award of the arbitrator(s) shall be conclusive and binding on all parties. The parties understand that, by agreeing to arbitration, they are waiving any right they may have to a trial by court or jury in any action or proceeding arising out of or relating to this Agreement. The arbitration shall be conducted in New York, New York.

11. Amendments. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

12. Headings. The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

13. Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither Maxim nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party.

14. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions. Without limiting the foregoing, the Company acknowledges and agrees that Maxim is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company’s stockholders or creditors or any other person by virtue of this Agreement or the retention of Maxim hereunder.

15. Waiver. Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion. Any waiver must be in writing.

16. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes.

17. Disclaimers. The Company agrees that any and all decisions, acts, actions, or omissions with respect to the services contemplated by this Agreement and the other matters contemplated herein shall be the sole responsibility of the Company, and that the performance by Maxim of services hereunder will in no way expose Maxim to any liability for any such decisions, acts, actions or omissions of the Company.

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If the terms of our engagement as set forth in this letter are satisfactory to you, please confirm by signing and returning one copy of this letter.

Very truly yours,

MAXIM GROUP LLC

By:	/s/ Ritesh M Veera
Name: Ritesh M. Veera
Title: Co-Head of Investment Banking

By:

Agreed to and accepted this 3rd day of February, 2026

DAVION HEALTHCARE PLC

By:	/s/ Jack Kaye
Name: Jack Kaye
Title: Chief Executive Officer

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Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

The Company agrees to indemnify and hold harmless Maxim and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Maxim’s acting for the Company, including, without limitation, any act or omission by Maxim in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and Maxim to which these indemnification provisions are attached and form a part (the “Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any agency agreement), or the enforcement by Maxim of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Maxim by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): Maxim, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of Maxim, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

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In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and it stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Maxim in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Maxim pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

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Exhibit B

FEE SCHEDULE

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

1. For any Financing, the Company shall:

pay Maxim a cash fee of six percent (6.0%) of the amount of capital raised, invested or committed.

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